
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ________________


                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)

                         SBA Communications Corporation
                         ------------------------------
                                (Name of Issuer)


                     Class A Common Stock, $0.01 Par Value
                     -------------------------------------
                         (Title of Class of Securities)


                                   78388J106
                                   ---------
                                 (CUSIP Number)


                                December 31, 2000
     ----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[x] Rule 13d-1(d)

__________________________

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                      13G
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


CUSIP No. 78388J106                                            Page 2 of 6 Pages


----------- ---------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON/
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

            Jeffrey A. Stoops
----------- ---------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                            (a) [ ]
    2
                                                                                                                         (b) [ ]
----------- ---------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
    3

----------- ---------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
---------------------------------------------------------------------------------------------------------------------------------
                                 SOLE VOTING POWER
                             5
          Number of              1,600,080
           Shares
        Beneficially         --------------------------------------------------------------------------------------------------
          Owned by               SHARED VOTING POWER
            Each            6
          Reporting              0
           Person            --------------------------------------------------------------------------------------------------
            With                 SOLE DISPOSITIVE POWER
                            7
                                 1,600,080
                             --------------------------------------------------------------------------------------------------
                                 SHARED DISPOSITIVE POWER
                            8
                                 0
----------- ---------------------------------------------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            1,600,080
----------- ---------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                            [ ]
    10

----------- ---------------------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            3.9%
----------- ---------------------------------------------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON*
    12
            IN
----------- ---------------------------------------------------------------------------------------------------------------------



                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1(a).  Name of Issuer:

            SBA Communications Corporation


Item 1(b).  Address of Issuer's Principal Executive Offices:

            One Town Center Road
            Third Floor
            Boca Raton, FL 33486


Item 2(a).  Name of Person Filing:

            Jeffrey A. Stoops


Item 2(b).  Address of Principal Business Office or, if None, Residence:


            The principal business office of the Reporting Person is:

            One Town Center Road
            Third Floor
            Boca Raton, FL 33486


Item 2(c).  Citizenship:

            United States


Item 2(d).  Title of Class of Securities:

            Class A Common Stock, par value $.01 per share.


Item 2(e).  CUSIP Number:

            78388J106


Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:


            (a)   [ ]   Broker or dealer registered under Section
                        15 of the Exchange Act.

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Exchange
                        Act.

            (c)   [ ]   Insurance company as defined in Section 3(a)(19) of
                        the Exchange Act.

            (d)   [ ]   Investment company registered under Section 8 of the
                        Investment Company Act.

            (e)   [ ]   An investment adviser in accordance with Rule
                              13d-1(b)(1)(ii)(E);


         (f)    [ ]    An employee benefit plan or endowment fund in accordance
                       with Rule 13d-1(b)(1)(ii)(F);

         (g)    [ ]    A parent holding company or control person in accordance
                       with Rule 13d-1(b)(1)(ii)(G);

         (h)    [ ]    A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

         (i)    [ ]    A church plan that is excluded from the definition
                       of an investment company under Section 3(c)(14) of the
                       Investment Company Act;

         (j)    [ ]    Group, in accordance with Rule 13d-1(b)(1) (ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


Item 4.  Ownership.

                Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
         Item 1.

         (a)    Amount beneficially owned:  1,600,080
                                            ---------
         (b)    Percent of class:  3.9%
                                   ----

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

         (c)    Number of shares as to which such person has:

                (i)    Sole power to vote or to direct the vote                 1,600,080

                (ii)   Shared power to vote or to direct the vote                   0

                (iii)  Sole power to dispose or to direct the disposition of    1,600,080

                (iv)   Shared power to dispose or to direct the disposition of      0


Item 5.  Ownership of Five Percent or Less of a Class.

                If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial
         owner   of more than five percent of the class of securities, check the following [x].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.


            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


            N/A


Item 8.  Identification and Classification of Members of the Group.


            N/A


Item 9.  Notice of Dissolution of Group.

            N/A


Item 10. Certifications.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                 February 14, 2001
                                 -----------------------------------------------
                                 (Date)


                                 /s/ Jeffrey A. Stoops
                                 -----------------------------------------------
                                 Jeffrey A. Stoops